Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Stock Incentive Plan, the 2015 Incentive Award Plan, and the 2015 Employee Stock Purchase Plan of Teladoc, Inc. of our report dated March 24, 2015 (except for the last two paragraphs of Note 18, as to which the date is June 17, 2015 and Note 17, as to which the date is June 24, 2015), with respect to the consolidated financial statements of Teladoc, Inc. included in its Form S-1, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
July 9, 2015